Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FIRST QUARTER OF 2008

EARNINGS SUMMARY					Table 1

($ in millions, except per-share data)
				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q08 vs	1Q08 vs
	2008	2007	2007	4Q07	1Q07

Net income	$1,090	$942	$1,130	15.7	(3.5)
Diluted earnings per common share	.62	.53	.63	17.0	(1.6)

Return on average assets (%)	1.85	1.63	2.09
Return on average common equity (%)	21.3	18.3	22.4
Net interest margin (%)	3.55	3.51	3.51
Efficiency ratio (%)	43.5	55.1	46.4
Tangible efficiency ratio (%) (a)	41.4	52.5	43.6

Dividends declared per common share	$.425	$.425	$.400	—	6.3
Book value per common share (period-end)	11.55	11.60	11.37	(.4)	1.6

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, April 15, 2008 – U.S. Bancorp (NYSE: USB) today reported net income of $1,090 million for the first quarter of 2008, compared with $1,130 million for the first quarter of 2007. Diluted earnings per common share of $.62 in the first quarter of 2008 were slightly lower than the same period of 2007 by 1.6 percent, or $.01 per diluted common share. Return on average assets and return on average common equity were 1.85 percent and 21.3 percent, respectively, for the first quarter of 2008, compared with returns of 2.09 percent and 22.4 percent, respectively, for the first quarter of 2007. Several significant items were reflected in the Company’s quarterly results, including a $492 million gain related to the Visa Inc. initial public offering that occurred in March of 2008 (“Visa Gain”) and $253 million of impairment charges on structured investment securities purchased in the fourth quarter of 2007 from certain money market funds managed by an affiliate. The Company’s results also included incremental provision for credit losses of $192 million, reflecting continuing stress in the residential real estate markets and related

U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

industries, in addition to the continued growth of the consumer loan portfolios. The quarter also included the adoption of a new accounting standard which resulted in a $62 million reduction to pretax income. In addition, the Company recorded a $25 million contribution to the U.S. Bancorp Foundation and accrued $22 million for certain litigation matters. These items taken together had an approximate impact of ($.02) per diluted common share. The fourth quarter of 2007 results also were affected by two significant items, the pretax charges of $215 million for the Company’s proportionate share of a contingent obligation to indemnify Visa Inc. for certain litigation matters (“Visa Litigation Charge”) and $107 million for valuation losses related to securities purchased from certain money market funds managed by an affiliate. The cumulative impact of these charges in the fourth quarter of 2007 was approximately ($.13) per diluted common share.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our Company’s first quarter results reflected the disciplined approach we have taken toward managing credit and operating risk, while prudently investing for growth. Although the quarter included a number of significant items, the net impact to diluted earnings per share was small and our core operating results were solid.
     “Our fundamental revenue growth was strong year-over-year and on a linked quarter basis. Net interest income increased 9.8 percent over the same quarter of last year and 3.8 percent over the prior quarter, reflecting growth in earning assets and a slightly higher net interest margin of 3.55 percent. Although fee income is seasonally the lowest in the first quarter of each year – 2008 being no exception – on a year-over-year basis the business lines continued to show strong growth in a number of fee categories, including payments, treasury management, commercial products and mortgage banking.
     “In addition to the favorable trends in net interest income and fees, average loans and deposits showed very positive growth rates over the first and fourth quarters of 2007, reflecting the business lines’ continued success in executing a number of growth initiatives, expanding current customer relationships and attracting new customers.
     “As expected, net charge-offs and nonperforming assets increased in the first quarter at manageable levels for our Company. Declining home prices in many of our markets, in addition to stress in the residential home building and mortgage-related industries, are expected to continue through the balance of the year. Given our Company’s overall credit risk profile, however, we anticipate that expected increases in net charge-offs and nonperforming assets in the near term will continue to be manageable.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

     “Our capital position is strong and the Company remains well-capitalized. As we indicated last quarter, we suspended our stock buyback for the majority of the first quarter in order to reach our target Tier 1 capital ratio of 8.5 percent, after having dropped slightly below that level on December 31, 2007. At March 31, 2008, the Company’s Tier 1 capital ratio was slightly above target at 8.6 percent.
     “At the end of March, we announced that our lead bank, U.S. Bank National Association, had entered into a definitive agreement to purchase Mellon 1st Business Bank in California. This acquisition will more than double our deposit market share in the attractive, growing Los Angeles area, as well as significantly expand our middle market customer base. Mellon 1st Business Bank is an excellent example of the type of acquisition we continue to seek – acquisitions that serve to strengthen our presence in the faster growing markets within our footprint.
     “With the first quarter of 2008 successfully behind us, I am confident that our Company will continue to perform and prosper, despite the current economic environment. Our management team and employees are focused on business growth initiatives and opportunities to deepen current client relationships and acquire new customers. In other words, we are “open for business” and look forward to maintaining and reinforcing our position as one of the leaders in the financial services industry. Our Company will continue to invest in our products and services, our communities, and our employees, while focusing on our responsibilities to produce consistent, predictable and repeatable results for our shareholders. ”
     The Company’s net income for the first quarter of 2008 decreased by $40 million (3.5 percent) from the same period of 2007. The reduction in net income year-over-year was the result of a 14.4 percent growth in operating income (income before provision and taxes), offset by an increase in the provision for credit losses. On a linked quarter basis, net income increased $148 million (15.7 percent) principally due to the favorable variance that resulted from the Visa Litigation Charge and valuation losses recorded in the fourth quarter of 2007. This positive variance was partially offset by the net unfavorable impact of the significant items recorded in the current quarter.
     Total net revenue on a taxable-equivalent basis for the first quarter of 2008 was $3,874 million, $485 million (14.3 percent) higher than the first quarter of 2007, reflecting a 9.8 percent increase in net interest income and an 18.6 percent increase in noninterest income. Net interest income increased over a year ago driven by growth in earning assets and improving net interest margins. The growth in noninterest income included organic growth in operating fee revenues of 7.3 percent. On a linked quarter basis, total net revenue on a taxable equivalent basis increased $300 million (8.4 percent), reflecting strong growth in net
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

interest income of 3.8 percent, as well as a 12.9 percent increase in noninterest income. The increase in noninterest income reflected the net favorable impact of the Visa Gain, the structured investment securities impairment, and the adoption of a new accounting standard in the current quarter and valuation losses recorded in the fourth quarter of 2007, offset somewhat by seasonally lower fees in several noninterest income categories.
     Total noninterest expense in the first quarter of 2008 was $1,796 million, $224 million (14.2 percent) higher than the first quarter of 2007, and $172 million (8.7 percent) lower than the prior quarter. The increase, year-over-year, was principally due to higher costs associated with business initiatives designed to expand the Company’s geographical presence and strengthen customer relationships, including investments in relationship managers, branch initiatives and payment services businesses. The increase in operating expenses also included higher credit collection costs, the impact of a new accounting standard, litigation, a charitable contribution and incremental costs associated with tax-advantaged projects.
     Provision for credit losses for the first quarter of 2008 was $485 million, an increase of $260 million over the fourth quarter of 2007 and $308 million over the first quarter of 2007. The increase in the provision for credit losses from a year ago reflected continuing stress in the residential real estate markets, including homebuilding and related supplier industries, driven by declining home prices in several geographic regions. It also reflected the continued growth of the consumer loan portfolios. Net charge-offs in the first quarter of 2008 were $293 million, compared with net charge-offs of $225 million in the fourth quarter of 2007 and $177 million in the first quarter of 2007. Total nonperforming assets were $845 million at March 31, 2008, compared with $690 million at December 31, 2007, and $582 million at March 31, 2007. Nonperforming assets increased $155 million (22.5 percent) during the first quarter of 2008 over the fourth quarter of 2007, as a result of stress in residential home construction and related industries, an increase in foreclosed properties and the impact of the economic slowdown on other commercial customers. The ratio of the allowance for credit losses to nonperforming loans was 358 percent at March 31, 2008, compared with 406 percent at December 31, 2007, and 498 percent at March 31, 2007.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

INCOME STATEMENT HIGHLIGHTS					Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)
				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q08 vs	1Q08 vs
	2008	2007	2007	4Q07	1Q07

Net interest income	$1,830	$1,763	$1,666	3.8	9.8
Noninterest income	2,044	1,811	1,723	12.9	18.6

Total net revenue	3,874	3,574	3,389	8.4	14.3
Noninterest expense	1,796	1,968	1,572	(8.7)	14.2

Income before provision and taxes	2,078	1,606	1,817	29.4	14.4
Provision for credit losses	485	225	177	nm	nm

Income before taxes	1,593	1,381	1,640	15.4	(2.9)
Taxable-equivalent adjustment	27	22	17	22.7	58.8
Applicable income taxes	476	417	493	14.1	(3.4)

Net income	$1,090	$942	$1,130	15.7	(3.5)

Net income applicable to common equity	$1,078	$927	$1,115	16.3	(3.3)

Diluted earnings per common share	$.62	$.53	$.63	17.0	(1.6)

Net Interest Income
     First quarter net interest income on a taxable-equivalent basis was $1,830 million, compared with $1,666 million in the first quarter of 2007, an increase of $164 million (9.8 percent). The increase was due to strong growth in average earning assets as well as an improving net interest margin from a year ago. Average earning assets for the period increased over the first quarter of 2007 by $15.9 billion (8.3 percent), primarily driven by an increase of $10.5 billion (7.3 percent) in average loans and $3.0 billion (7.4 percent) in investment securities. During the first quarter of 2008, the net interest margin increased to 3.55 percent compared with 3.51 percent in the first quarter of 2007. The improvement in the net interest margin was due to several factors, including growth in higher spread assets, the benefit of the Company’s current asset/liability position in a declining interest rate environment and related asset/liability re-pricing dynamics. Also, short-term funding rates were marginally lower due to market volatility and changing liquidity in the overnight fed fund markets given current market conditions. In addition, the Company’s net interest margin benefited by an increase in yield-related loan fees.
     Net interest income in the first quarter of 2008 increased by $67 million (3.8 percent) over the fourth quarter of 2007. This favorable variance was due to growth in average earning assets of $6.7 billion (3.3 percent) and an increase in the net interest margin from 3.51 percent in the fourth quarter of 2007 to 3.55
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

percent in the current quarter. Given the current rate environment and yield curve, the Company expects the net interest margin to remain relatively stable during 2008.

NET INTEREST INCOME					Table 3

(Taxable-equivalent basis, $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q08 vs	1Q08 vs
	2008	2007	2007	4Q07	1Q07

Components of net interest income
Income on earning assets	$3,258	$3,431	$3,223	$(173)	$35
Expense on interest-bearing liabilities	1,428	1,668	1,557	(240)	(129)

Net interest income	$1,830	$1,763	$1,666	$67	$164

Average yields and rates paid
Earning assets yield	6.32%	6.81%	6.81%	(.49)%	(.49)%
Rate paid on interest-bearing liabilities	3.20	3.83	3.88	(.63)	(.68)

Gross interest margin	3.12%	2.98%	2.93%	.14%	.19%

Net interest margin	3.55%	3.51%	3.51%	.04%	.04%

Average balances
Investment securities	$43,891	$42,525	$40,879	$1,366	$3,012
Loans	155,232	151,451	144,693	3,781	10,539
Earning assets	207,014	200,307	191,135	6,707	15,879
Interest-bearing liabilities	179,451	172,999	162,682	6,452	16,769
Net free funds (a)	27,563	27,308	28,453	255	(890)

(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

AVERAGE LOANS					Table 4

($ in millions)
				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q08 vs	1Q08 vs
	2008	2007	2007	4Q07	1Q07

Commercial	$45,471	$43,649	$41,470	4.2	9.6
Lease financing	6,238	5,978	5,549	4.3	12.4

Total commercial	51,709	49,627	47,019	4.2	10.0

Commercial mortgages	20,337	19,775	19,672	2.8	3.4
Construction and development	9,199	8,983	8,960	2.4	2.7

Total commercial real estate	29,536	28,758	28,632	2.7	3.2

Residential mortgages	22,978	22,670	21,569	1.4	6.5

Credit card	11,049	10,621	8,635	4.0	28.0
Retail leasing	5,802	6,123	6,845	(5.2)	(15.2)
Home equity and second mortgages	16,527	16,343	15,555	1.1	6.2
Other retail	17,631	17,309	16,438	1.9	7.3

Total retail	51,009	50,396	47,473	1.2	7.4

Total loans	$155,232	$151,451	$144,693	2.5	7.3

     Average loans for the first quarter of 2008 were $10.5 billion (7.3 percent) higher than the first quarter of 2007, driven by growth in a majority of the loan categories. This included growth in average total commercial loans of $4.7 billion (10.0 percent), total retail loans of $3.5 billion (7.4 percent), residential mortgages of $1.4 billion (6.5 percent), and total commercial real estate loans of $904 million (3.2 percent). Average loans for the first quarter of 2008 were higher than the fourth quarter of 2007 by $3.8 billion (2.5 percent), again reflecting growth in a majority of the loan categories. Total commercial loans grew $2.1 billion (4.2 percent) in the first quarter of 2008 over the fourth quarter of 2007, driven by growth in corporate and commercial banking balances as business customers utilize bank credit facilities, rather than the capital markets, to fund business growth and liquidity requirements. Total commercial real estate loans also increased over the fourth quarter of 2007, primarily reflecting changing market conditions that have limited borrower access to the capital markets. Consumer lending continues to experience strong growth in installment products, home equity lines and credit card balances. This growth was offset somewhat by lower retail leasing balances.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

     Average investment securities in the first quarter of 2008 were $3.0 billion (7.4 percent) higher than the first quarter of 2007. The increase was driven by the purchase in the fourth quarter of 2007 of structured investment securities from certain money market funds managed by an affiliate and an increase in tax exempt municipal securities, partially offset by a reduction in mortgage-backed securities. Average investment securities grew by $1.4 billion (3.2 percent) over the fourth quarter of 2007 principally related to the timing of purchasing the structured investments in late fourth quarter of 2007.

AVERAGE DEPOSITS					Table 5

($ in millions)
				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q08 vs	1Q08 vs
	2008	2007	2007	4Q07	1Q07

Noninterest-bearing deposits	$27,119	$26,869	$27,677	.9	(2.0)
Interest-bearing savings deposits
Interest checking	30,303	27,458	25,076	10.4	20.8
Money market savings	25,590	25,996	25,712	(1.6)	(.5)
Savings accounts	5,134	5,100	5,401	.7	(4.9)

Total of savings deposits	61,027	58,554	56,189	4.2	8.6
Time certificates of deposit less than $100,000	13,607	14,539	14,775	(6.4)	(7.9)
Time deposits greater than $100,000	29,105	25,461	22,087	14.3	31.8

Total interest-bearing deposits	103,739	98,554	93,051	5.3	11.5

Total deposits	$130,858	$125,423	$120,728	4.3	8.4

     Average noninterest-bearing deposits for the first quarter of 2008 decreased modestly, $558 million (2.0 percent), from the first quarter of 2007. Average total savings deposits increased year-over-year by $4.8 billion (8.6 percent) due to a $5.2 billion increase (20.8 percent) in interest checking balances driven by higher balances from broker dealer, government and institutional trust customers. This increase was partially offset by a decline of $267 million (4.9 percent) in average savings accounts and $122 million (.5 percent) in average money market savings, primarily within Consumer Banking. Average time certificates of deposit less than $100,000 were lower in the first quarter of 2008 than in the first quarter of 2007 by $1.2 billion (7.9 percent) while time deposits greater than $100,000 increased by $7.0 billion (31.8 percent) over the same period, reflecting the Company’s funding and pricing decisions and competition for these deposits by other financial institutions that have more limited access to the wholesale funding sources given the current market environment.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

     Average noninterest-bearing deposits for the first quarter of 2008 remained relatively flat compared with the fourth quarter of 2007. Total average savings deposits increased $2.5 billion (4.2 percent) from the fourth quarter of 2007, primarily due to higher broker dealer, institutional trust and government banking balances. Average time certificates less than $100,000 declined by $932 million (6.4 percent) from the prior quarter reflecting competition for these funding sources given current market conditions. Average time deposits greater than $100,000 increased by $3.6 billion (14.3 percent) over the prior quarter, primarily in government and wholesale time deposits.

NONINTEREST INCOME					Table 6

($ in millions)
				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q08 vs	1Q08 vs
	2008	2007	2007	4Q07	1Q07

Credit and debit card revenue	$248	$285	$206	(13.0)	20.4
Corporate payment products revenue	164	166	147	(1.2)	11.6
ATM processing services	84	84	77	—	9.1
Merchant processing services	271	281	252	(3.6)	7.5
Trust and investment management fees	335	344	322	(2.6)	4.0
Deposit service charges	257	277	247	(7.2)	4.0
Treasury management fees	124	117	111	6.0	11.7
Commercial products revenue	112	121	100	(7.4)	12.0
Mortgage banking revenue	105	48	67	nm	56.7
Investment products fees and commissions	36	38	34	(5.3)	5.9
Securities gains (losses), net	(251)	4	1	nm	nm
Other	559	46	159	nm	nm

Total noninterest income	$2,044	$1,811	$1,723	12.9	18.6

Noninterest Income
     First quarter noninterest income was $2,044 million, an increase of $321 million (18.6 percent) over the same quarter of 2007 and $233 million (12.9 percent) higher than the fourth quarter of 2007. The increase in noninterest income over the first quarter of 2007 was driven by strong organic fee-based revenue growth of 7.3 percent and the Visa Gain in the first quarter of 2008. The Visa Gain represented $339 million of cash proceeds received for Class B shares redeemed in March, 2008 and $153 million related to the Company’s proportionate share of stock redeemed to fund an escrow account for the settlement of Visa Inc. litigation matters. In addition, noninterest income was impacted by the adoption of Statement of Financial Accounting Standard No. 157 “Fair Value Measurements” (“SFAS 157”) which decreased trading revenue, as it requires
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

consideration of the primary market and nonperformance risk when determining the fair value of customer derivatives. The standard also increased mortgage production gains as it no longer allows the deferral of compensation expense related to the closing of mortgage loans held for sale. The adoption of SFAS 157 reduced trading revenue by $62 million and increased mortgage banking revenue by $19 million.
     Credit and debit card revenue, corporate payment products revenue and ATM processing services were higher in the first quarter of 2008 than the first quarter of 2007 by $42 million (20.4 percent), $17 million (11.6 percent) and $7 million (9.1 percent), respectively. The strong growth in credit and debit card revenue was primarily driven by an increase in customer accounts and higher customer transaction volumes over a year ago. Corporate payment products revenue growth reflected organic growth in sales volumes and card usage. The ATM processing services increase was also due to growth in transaction volumes. Merchant processing services revenue was higher in the first quarter of 2008 than the same quarter of a year ago by $19 million (7.5 percent), primarily reflecting an increase in the number of merchants, higher sales volumes and business expansion. Trust and investment management fees increased $13 million (4.0 percent) year-over-year due to core account growth, partially offset by unfavorable equity market conditions. Deposit service charges grew year-over-year by $10 million (4.0 percent), driven by increased transaction-related fees and the impact of continued growth in net new checking accounts. This growth rate was muted somewhat as deposit account-related revenue, traditionally reflected in this fee category, continued to migrate to yield-related loan fees as customers utilized new consumer products. Treasury management fees increased $13 million (11.7 percent) due to higher customer transaction volumes and the favorable impact of declining rates on the customer earnings credit. Commercial products revenue increased $12 million (12.0 percent) year-over-year due to higher syndication and other commercial loan fees, foreign exchange and commercial leasing revenue. Mortgage banking revenue increased $38 million (56.7 percent) due to an increase in mortgage servicing income and production gains, including $19 million from the adoption of SFAS 157. These favorable impacts to mortgage banking revenue were partially offset by the unfavorable net change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities. Other income was higher year-over-year due to the Visa Gain, partially offset by lower retail lease revenue due to higher end-of-term losses and a $62 million unfavorable impact to trading income upon adoption of SFAS 157 related to the valuation of certain derivatives. Securities gains (losses) were lower year-over-year by $252 million due to an impairment of certain structured investment securities recognized in the first quarter of 2008.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

     Noninterest income was higher by $233 million (12.9 percent) in the first quarter of 2008 than the fourth quarter of 2007, reflecting the impact of the Visa Gain and the adoption of SFAS 157, partially offset by seasonally lower fee-based revenue within the core banking operations and the securities losses. Other income increased by $513 million, representing the $492 million Visa Gain in the first quarter of 2008 and the valuation losses of $107 million recognized in the fourth quarter of 2007, partially offset by lower trading income due primarily to the adoption of SFAS 157 in January 2008. Treasury management revenue increased by $7 million (6.0 percent) on a linked quarter basis due to seasonally higher government lock box activity and the favorable impact of declining rates on customer earnings credits. Mortgage banking revenue increased by $57 million from the fourth quarter of 2007 due to higher production gains including the impact of adopting SFAS 157, higher servicing income and a favorable change in the valuation of MSRs and related economic hedging activities. Partially offsetting these favorable increases were seasonal declines in several fee categories. Credit and debit card revenue decreased $37 million (13.0 percent) primarily driven by seasonally lower customer transaction volumes and the positive impact in the fourth quarter of 2007 from renegotiating an association contract. Merchant processing services declined $10 million (3.6 percent) on a linked quarter basis due to seasonally lower volumes and lower interchange rates due to the mix of transactions and lower customer transaction volumes in certain European markets, partially offset by a recent acquisition. Trust and investment management fees were lower by $9 million (2.6 percent) than the fourth quarter of 2007 due primarily to the unfavorable impact of equity markets, partially offset by account growth. Deposit service charges were $20 million (7.2 percent) lower on a linked quarter basis due primarily to seasonally lower post-holiday customer transaction volumes and the impact of customer tax refunds. Commercial products revenue decreased from the fourth quarter of 2007 by $9 million (7.4 percent) due to lower syndication fees and foreign exchange revenue. In addition, net securities gains (losses) decreased $255 million on a linked quarter basis due to the impairment recognized in the first quarter of 2008 on structured investment securities purchased last quarter from certain money market funds managed by an affiliate.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

NONINTEREST EXPENSE					Table 7

($ in millions)
				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q08 vs	1Q08 vs
	2008	2007	2007	4Q07	1Q07

Compensation	$745	$690	$635	8.0	17.3
Employee benefits	137	119	133	15.1	3.0
Net occupancy and equipment	190	188	177	1.1	7.3
Professional services	47	71	47	(33.8)	—
Marketing and business development	79	69	52	14.5	51.9
Technology and communications	140	148	135	(5.4)	3.7
Postage, printing and supplies	71	73	69	(2.7)	2.9
Other intangibles	87	93	94	(6.5)	(7.4)
Other	300	517	230	(42.0)	30.4

Total noninterest expense	$1,796	$1,968	$1,572	(8.7)	14.2

Noninterest Expense
     First quarter noninterest expense totaled $1,796 million, an increase of $224 million (14.2 percent) over the same quarter of 2007 and a decrease of $172 million (8.7 percent) from the fourth quarter of 2007. Compensation expense increased $110 million (17.3 percent) from the same period of 2007 due to growth in ongoing bank operations, acquired businesses and other bank initiatives and the $19 million impact from the adoption of SFAS 157. Under this new accounting standard, compensation expense is no longer deferred for origination of mortgage loans held for sale. Employee benefits expense increased $4 million (3.0 percent) year-over-year as higher medical costs were partially offset by lower pension costs. Net occupancy and equipment expense increased $13 million (7.3 percent) over the first quarter of 2007 primarily due to rental cost escalation, acquisitions and branch-based business initiatives. Marketing and business development expense increased $27 million (51.9 percent) primarily due to $25 million recognized in the current quarter for a charitable contribution to the Company’s foundation intended to support community-based programs within our geographical markets. Other intangibles expense decreased by $7 million (7.4 percent) primarily reflecting the timing and relative size of recent acquisitions. Other expense increased $70 million (30.4 percent) year-over-year, due primarily to investments in tax-advantaged projects, higher litigation costs and credit-related costs for other real estate owned and loan collection activities.
     Noninterest expense in the first quarter of 2008 was lower than the fourth quarter of 2007 by $172 million (8.7 percent). Professional services expense declined $24 million (33.8 percent) on a linked quarter
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

basis due to the timing of legal costs and other consulting projects. Technology and communications expense declined $8 million (5.4 percent) due to usage credits. Other intangibles expense declined by $6 million (6.5 percent) primarily reflecting the timing and relative size of recent acquisitions. Other expense decreased by $217 million (42.0 percent) on a linked quarter basis, primarily due to the $215 million Visa Litigation Charge recorded in the fourth quarter of 2007. These decreases were partially offset by increased compensation, employee benefits and marketing and business development expenses. Compensation expense increased $55 million (8.0 percent) due to continued focus on business operations and expansion, the timing of merit increases and the impact of adopting SFAS 157 for mortgage loans held for sale. Employee benefits expense increased $18 million (15.1 percent) on a linked quarter due to seasonally higher payroll taxes and 401(k) expense offset by lower pension expense. Marketing and business development expense increased $10 million (14.5 percent) over the fourth quarter of 2007 due to a $25 million charitable contribution, partially offset by the timing of marketing programs and seasonally lower travel expenses.
Provision for Income Taxes
     The provision for income taxes for the first quarter of 2008 resulted in a tax rate on a taxable equivalent basis of 31.6 percent (effective tax rate of 30.4 percent) compared with 31.1 percent (effective tax rate of 30.4 percent) in the first quarter of 2007 and 31.8 percent (effective tax rate of 30.7 percent) in the fourth quarter of 2007.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)
	1Q	4Q	3Q	2Q	1Q
	2008	2007	2007	2007	2007

Balance, beginning of period	$2,260	$2,260	$2,260	$2,260	$2,256

Net charge-offs
Commercial	39	23	26	21	32
Lease financing	16	13	11	8	3

Total commercial	55	36	37	29	35
Commercial mortgages	4	3	1	7	1
Construction and development	8	7	1	2	—

Total commercial real estate	12	10	2	9	1

Residential mortgages	26	17	17	15	12

Credit card	108	88	77	81	74
Retail leasing	7	6	3	4	3
Home equity and second mortgages	30	22	20	16	16
Other retail	55	46	43	37	36

Total retail	200	162	143	138	129

Total net charge-offs	293	225	199	191	177
Provision for credit losses	485	225	199	191	177
Acquisitions and other changes	(17)	—	—	—	4

Balance, end of period	$2,435	$2,260	$2,260	$2,260	$2,260

Components
Allowance for loan losses	$2,251	$2,058	$2,041	$2,028	$2,027
Liability for unfunded credit commitments	184	202	219	232	233

Total allowance for credit losses	$2,435	$2,260	$2,260	$2,260	$2,260

Gross charge-offs	$348	$287	$256	$252	$237
Gross recoveries	$55	$62	$57	$61	$60

Allowance for credit losses as a percentage of Period-end loans	1.54	1.47	1.52	1.55	1.56
Nonperforming loans	358	406	441	503	498
Nonperforming assets	288	328	353	400	388
Credit Quality
     During the first quarter of 2008, credit losses and nonperforming assets continued to trend higher. The allowance for credit losses was $2,435 million at March 31, 2008, compared with $2,260 million at December 31, 2007, and at March 31, 2007. The increase in the allowance for credit losses was primarily due to continued stress in the residential housing market, homebuilding and related industry sectors, in addition to the growth of the credit card and other consumer loan portfolios. This stress is being reflected in higher delinquencies, nonperforming asset levels and net charge-offs relative to a year ago and the fourth quarter of 2007. Total net charge-offs in the first quarter of 2008 were $293 million, compared with the
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

fourth quarter of 2007 net charge-offs of $225 million and the first quarter of 2007 net charge-offs of $177 million. The increase in total net charge-offs of 65.5 percent from a year ago was driven by the factors previously noted.
     Commercial and commercial real estate loan net charge-offs increased to $67 million in the first quarter of 2008 (.33 percent of average loans outstanding) compared with $46 million (.23 percent of average loans outstanding) in the fourth quarter of 2007 and $36 million (.19 percent of average loans outstanding) in the first quarter of 2007. This increasing trend in commercial and commercial real estate net charge-offs reflected anticipated increases in nonperforming loans and delinquencies within the portfolios, especially residential homebuilding and related industry sectors. Given the continuing stress in the homebuilding and related industries, as well as the potential impact of the economic downturn on other commercial customers, the Company expects commercial and commercial real estate net charge-offs to continue to increase moderately over the next several quarters.
     Total retail loan net charge-offs were $200 million (1.58 percent of average loans outstanding) in the first quarter of 2008 compared with $162 million (1.28 percent of average loans outstanding) in the fourth quarter of 2007 and $129 million (1.10 percent of average loans outstanding) in the first quarter of 2007. The Company anticipates higher delinquency levels in the retail portfolios and that retail net charge-offs will continue to increase, but remain in a manageable range during 2008.
     The ratio of the allowance for credit losses to period-end loans was 1.54 percent at March 31, 2008, compared with 1.47 percent at December 31, 2007, and 1.56 percent at March 31, 2007. The ratio of the allowance for credit losses to nonperforming loans was 358 percent at March 31, 2008, compared with 406 percent at December 31, 2007, and 498 percent at March 31, 2007.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

CREDIT RATIOS					Table 9

(Percent)
	1Q	4Q	3Q	2Q	1Q
	2008	2007	2007	2007	2007

Net charge-offs ratios (a)
Commercial	.34	.21	.25	.20	.31
Lease financing	1.03	.86	.76	.57	.22
Total commercial	.43	.29	.31	.25	.30

Commercial mortgages	.08	.06	.02	.14	.02
Construction and development	.35	.31	.04	.09	—
Total commercial real estate	.16	.14	.03	.13	.01

Residential mortgages	.46	.30	.30	.28	.23

Credit card	3.93	3.29	3.09	3.56	3.48
Retail leasing	.49	.39	.19	.24	.18
Home equity and second mortgages	.73	.53	.49	.41	.42
Other retail	1.25	1.05	1.00	.89	.89
Total retail	1.58	1.28	1.15	1.15	1.10

Total net charge-offs	.76	.59	.54	.53	.50

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.09	.07	.07	.07	.07
Commercial real estate	.13	.02	.04	—	.04
Residential mortgages	.98	.86	.58	.46	.42
Retail	.69	.68	.55	.50	.56
Total loans	.43	.38	.30	.26	.27

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.60	.43	.51	.44	.46
Commercial real estate	1.18	1.02	.83	.69	.69
Residential mortgages	1.24	1.10	.79	.65	.59
Retail	.77	.73	.61	.58	.65
Total loans	.86	.74	.65	.57	.59

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

ASSET QUALITY					Table 10

($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2008	2007	2007	2007	2007

Nonperforming loans
Commercial	$201	$128	$161	$128	$147
Lease financing	64	53	46	44	41

Total commercial	265	181	207	172	188
Commercial mortgages	102	84	73	90	114
Construction and development	212	209	153	107	71

Total commercial real estate	314	293	226	197	185
Residential mortgages	59	54	48	41	38
Retail	42	29	32	39	43

Total nonperforming loans	680	557	513	449	454

Other real estate	141	111	113	103	113
Other nonperforming assets	24	22	15	13	15

Total nonperforming assets (a)	$845	$690	$641	$565	$582

Accruing loans 90 days or more past due	$676	$584	$451	$376	$397

Restructured loans that continue to accrue interest	$695	$551	$468	$435	$411

Nonperforming assets to loans plus ORE (%)	.53	.45	.43	.39	.40

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at March 31, 2008, totaled $845 million, compared with $690 million at December 31, 2007, and $582 million at March 31, 2007. The ratio of nonperforming assets to loans and other real estate was .53 percent at March 31, 2008, compared with .45 percent at December 31, 2007, and .40 percent at March 31, 2007. The increase in nonperforming assets of 45.2 percent from a year ago was driven primarily by the residential construction portfolio, an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial customers. The Company expects nonperforming assets to increase moderately over the next several quarters due to general economic conditions and continued stress in the residential mortgage portfolio and residential construction industry. Accruing loans 90 days or more past due increased to $676 million at March 31, 2008, compared with $584 million at December 31, 2007, and $397 million at March 31, 2007. Similar to nonperforming assets, the increase in delinquent loans that continue to accrue interest was primarily related to residential mortgages, credit cards and home equity loans. Restructured loans that continue to accrue interest have also increased from the first quarter of 2007 and the fourth quarter of 2007, reflecting the impact of restructurings for certain residential mortgage customers in light of current economic conditions. The Company expects this
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

trend to continue during 2008 as residential home valuations continue to decline and certain borrowers take advantage of the Company’s mortgage loan restructuring programs.

CAPITAL POSITION					Table 11

($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2008	2007	2007	2007	2007

Total shareholders’ equity	$21,572	$21,046	$20,686	$20,330	$20,800
Tier 1 capital	18,543	17,539	17,288	16,876	16,917
Total risk-based capital	27,207	25,925	25,820	25,709	25,826

Tier 1 capital ratio	8.6%	8.3%	8.5%	8.5%	8.6%
Total risk-based capital ratio	12.6	12.2	12.7	13.0	13.1
Leverage ratio	8.1	7.9	8.0	7.9	8.0
Common equity to assets	8.3	8.4	8.6	8.7	8.9
Tangible common equity to assets	5.3	5.1	5.3	5.2	5.3
     Total shareholders’ equity was $21.6 billion at March 31, 2008, compared with $21.0 billion at December 31, 2007, and $20.8 billion at March 31, 2007. The Tier 1 capital ratio was 8.6 percent at March 31, 2008, compared with 8.3 percent at December 31, 2007, and 8.6 percent at March 31, 2007. The total risk-based capital ratio was 12.6 percent at March 31, 2008, compared with 12.2 percent at December 31, 2007, and 13.1 percent at March 31, 2007. The leverage ratio was 8.1 percent at March 31, 2008, compared with 7.9 percent at December 31, 2007, and 8.0 percent at March 31, 2007. Tangible common equity to assets was 5.3 percent at March 31, 2008, compared with 5.1 percent at December 31, 2007, and 5.3 percent at March 31, 2007. All regulatory ratios continue to be in excess of stated “well-capitalized” requirements.

COMMON SHARES					Table 12

(Millions)
	1Q	4Q	3Q	2Q	1Q
	2008	2007	2007	2007	2007

Beginning shares outstanding	1,728	1,725	1,728	1,742	1,765
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	12	3	3	4	11
Shares repurchased	(2)	—	(6)	(18)	(34)

Ending shares outstanding	1,738	1,728	1,725	1,728	1,742

     On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 31, 2008. As of March 31, 2008, there were approximately 62 million shares remaining to be repurchased under the 2006 authorization.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)						Table 13

($ in millions)
	Net Income			Percent Change		1Q 2008
	1Q	4Q	1Q	1Q08 vs	1Q08 vs	Earnings
Business Line	2008	2007	2007	4Q07	1Q07	Composition

Wholesale Banking	$255	$280	$272	(8.9)	(6.3)	23%
Consumer Banking	367	411	434	(10.7)	(15.4)	34
Wealth Management & Securities Services	157	101	154	55.4	1.9	14
Payment Services	289	319	231	(9.4)	25.1	27
Treasury and Corporate Support	22	(169)	39	nm	(43.6)	2

Consolidated Company	$1,090	$942	$1,130	15.7	(3.5)	100%

(a) preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2008, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $255 million of the Company’s net income in the first quarter of 2008, a 6.3 percent decrease from the same period of 2007 and an 8.9 percent decrease from the fourth quarter of 2007. Stronger net interest income during the current quarter was offset by a reduction in noninterest income due to capital
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

market conditions, the incremental cost of further investments in the wholesale banking business and higher credit costs. Net interest income increased $34 million, year-over-year, due to strong growth in earning assets and deposit balances and improved credit spreads, partially offset by a decrease in the margin benefit of deposits. The decline in noninterest income was primarily due to market-related valuation losses within a commercial real estate business and lower earnings from equity investments, offset somewhat by growth in treasury management fees, commercial leasing and foreign exchange revenue. Total noninterest expense increased by $10 million over a year ago, primarily due to higher compensation and employee benefits expense related to merit increases, expanding the business line’s national corporate banking presence, investments to enhance customer relationship management, and other business initiatives. The provision for credit losses increased $22 million due to continued credit deterioration in the homebuilding and commercial home supplier industries.
     Wholesale Banking’s contribution to net income in the first quarter of 2008 was $25 million (8.9 percent) lower than the fourth quarter of 2007 due to a $17 million increase in the provision for credit losses due to higher net charge-offs and an unfavorable variance in total net revenue (3.3 percent). Total net revenue was lower on a linked quarter basis due primarily to a decrease in total noninterest income. Net interest income improved slightly as growth in average loans and interest-bearing deposit balances was offset by the lower margin benefit of deposits. Total noninterest income decreased on a linked quarter basis due to a decline in other revenue from a commercial real estate business and other equity investments, partially offset by higher treasury management and commercial product revenue. Total noninterest expense remained relatively flat, as an increase in compensation and employee benefits expense was offset by seasonally lower travel and entertainment expense and a decline in net shared services expense.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $367 million of the Company’s net income in the first quarter of 2008, a 15.4 percent decrease from the same period of 2007 and a 10.7 percent decrease on a linked quarter basis. Within Consumer Banking, the retail banking division accounted for $320 million of the total contribution, a 21.8 percent decrease for the division on a year-over-year basis and an 18.2 percent decrease from the prior quarter. The decrease in the retail banking division was due to lower total net revenue, growth in total noninterest expense related to incremental business
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

investments during the year and an increase in the provision for credit losses. Net interest income for the retail banking division declined year-over-year as an increase in average loan balances and yield related loan fees was more than offset by lower deposit balances and a decline in the margin benefit of deposits given the declining interest rate environment. Total noninterest income for the retail banking division decreased 2.2 percent from a year ago due to lower retail lease revenue related to higher end-of-term losses and declining student loan sales gains which were partially offset by growth in deposit service charges. Total noninterest expense in the first quarter of 2008 increased 7.0 percent for the division over the same quarter of 2007 reflecting branch expansion initiatives, bank acquisitions, geographical promotional activities and customer service initiatives. In addition, the division experienced higher credit-related costs associated with other real estate owned and foreclosures. The provision for credit losses for the retail banking division increased due to a $48 million year-over-year increase in net charge-offs (66.7 percent), reflecting portfolio growth and credit deterioration in residential mortgages, home equity and other installment and consumer loan portfolios from a year ago. In the first quarter of 2008, the mortgage banking division’s contribution was $47 million, a $22 million increase from the same period of 2007. The division’s total net revenue increased by $64 million (75.3 percent) over a year ago reflecting strong revenue growth from mortgage loan production. As a result of higher loan originations, net interest income increased $22 million as average mortgage loans held for sale increased $1.2 billion from a year ago. Total noninterest income for the division increased $42 million related to higher servicing income and stronger production gains, including $19 million from the adoption of SFAS 157. These favorable impacts to mortgage banking revenue were partially offset by an unfavorable net change in the valuation of MSRs and related economic hedging activities. Total noninterest expense for the mortgage banking division increased $30 million (66.7 percent) over the first quarter of 2007 primarily due to the impact of the adoption of SFAS 157 on compensation expense of $19 million, higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the first quarter of 2008 decreased $44 million (10.7 percent) on a linked quarter basis compared with the fourth quarter of 2007. The retail banking division’s contribution decreased 18.2 percent on a linked quarter basis driven by an increase in the provision for credit losses, along with a decline in total net revenue. Total net revenue for the retail banking division decreased $87 million (6.4 percent) due to lower net interest income and total noninterest income. Net interest income declined by 5.9 percent on a linked quarter basis, as the favorable impact of growth in average loan balances
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

was more than offset by lower deposit balances and narrowing credit spreads due to increasing liquidity costs. The decline in total noninterest income was driven by seasonally lower deposit service charges and higher end-of-term residual losses on retail leases. Total noninterest expense for the retail banking division remained relatively flat on a linked quarter basis. An increase in compensation and employee benefits due to the timing of merit increases and other business initiatives was offset by lower fraud losses and the timing of marketing programs and processing costs. The provision for credit losses for the division reflected a $27 million increase in net charge-offs compared with the fourth quarter of 2007 reflecting higher consumer delinquencies within these portfolios. The contribution of the mortgage banking division increased $27 million over the fourth quarter of 2007 driven primarily by an increase in total net revenue related to higher loan production gains including the impact of adopting SFAS 157, higher servicing income and a favorable change in the valuation of MSRs and related economic hedging activities. Net interest income for the division also increased 32.1 percent on a linked quarter basis due to growth in loan production. Total noninterest expense of the mortgage banking division increased $22 million (41.5 percent) over the fourth quarter of 2007 driven by the impact of SFAS 157 and production processing levels.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $157 million of the Company’s net income in the first quarter of 2008, a 1.9 percent increase from the same period of 2007 and a 55.4 percent increase over the fourth quarter of 2007. The increase in the business line’s contribution in the first quarter of 2008 over the same quarter of 2007 was the result of core account growth, partially offset by unfavorable equity market conditions relative to a year ago. Total noninterest expense was 4.0 percent higher compared with the same quarter of 2007 primarily due to higher compensation and employee benefits and processing expense.
     The increase in the business line’s contribution in the first quarter of 2008 compared with the fourth quarter of 2007 was primarily due to market valuation losses of $107 million recorded in the fourth quarter of 2007. This increase was partially offset by seasonally lower trust and investment management fees. Investment management fees were also adversely impacted by unfavorable equity market conditions during the first quarter of 2008. Net interest income declined on a linked quarter basis by 9.0 percent due to somewhat lower average loan balances and the margin impact of declining interest rates on deposits.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

Noninterest expense decreased by 1.5 percent due primarily to the timing of marketing and professional services expense, partially offset by an increase in compensation and employee benefits expense.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $289 million of the Company’s net income in the first quarter of 2008, a 25.1 percent increase over the same period of 2007 and a 9.4 percent decrease from the fourth quarter of 2007. Total net revenue increased year-over-year due to higher net interest income (49.1 percent) and total noninterest income (13.1 percent). Net interest income increased due to strong growth in higher yielding credit card balances and the timing of asset repricing in a declining rate environment. During the past year, all payment processing revenue categories benefited from account growth, higher transaction volumes and business expansion initiatives. Growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with transaction processing and a recent acquisition, as well as higher collection costs. An increase in the provision for credit losses was driven by an increase in net charge-offs of $43 million year-over-year which reflected portfolio growth and higher delinquency rates from a year ago.
     The decrease in Payment Services’ contribution in the first quarter of 2008 from the fourth quarter of 2007 was due to seasonally lower fee-based revenues and an increase in the provision for credit losses (21.8 percent) due to portfolio growth and changing economic conditions. Total net revenue was lower due to a 6.9 percent decrease in total noninterest income, partially offset by a 10.0 percent increase in net interest income in this declining rate environment. Total noninterest income declined due to seasonally lower credit and debit card revenue from lower customer transaction volumes after the holidays and the positive impact in the fourth quarter of 2007 from renegotiating an association contract. Merchant processing services also declined on a linked quarter basis due to seasonally lower transaction volumes and the impact of the mix of business on interchange rates. Net interest income increased due to strong growth in retail credit card balances and favorable credit spreads. The decrease in total noninterest expense was primarily due to the timing of marketing programs and seasonally lower debit and prepaid card costs, partially offset by an increase in compensation and employee benefits including the impact of business expansion initiatives.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $22 million in the first quarter of 2008, compared with net income of $39 million in the first quarter of 2007 and a net loss of $169 million in the fourth quarter of 2007. Net interest income increased $65 million in the current quarter over the first quarter of 2007 reflecting a steepening yield curve relative to the first quarter of 2007, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased $212 million primarily due to the net impact of the Visa Gain, offset by the structured investment securities impairment and the transition impact of adopting SFAS 157 during the first quarter of 2008. Total noninterest expense increased $95 million year-over-year primarily reflecting higher compensation and employee benefits expense, the $25 million charitable contribution made to the foundation and higher litigation costs, partially offset by a reduction in net shared services expense. The provision for credit losses increased $194 million driven by the incremental provision expense recorded this quarter which reflected deterioration in credit quality within the loan portfolios related to stress in the residential real estate markets, including homebuilding and related supplier industries, and the continued growth of the consumer loan portfolios.
     Net income in the first quarter of 2008 was higher on a linked quarter basis due to the impact of the $215 million Visa Litigation Charge taken in the fourth quarter of 2007 and the $492 million Visa Gain recorded in the current quarter. These were partially offset by the incremental provision for credit losses, the structured investment securities impairment, the unfavorable impact of SFAS 157, a charitable contribution and additional litigation costs in the first quarter of 2008.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports First Quarter 2008 Results
April 15, 2008

RICHARD K. DAVIS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 8:00 AM (CDT) ON TUESDAY, APRIL 15, 2008. The conference call will be available by telephone or on the internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 39876056. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, April 15th, and will run through Tuesday, April 22nd, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 39876056. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $242 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The Company operates 2,522 banking offices and 4,844 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans, deterioration in the value of securities held in our investment securities portfolio, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments, and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2008	2007

Interest Income
Loans	$2,560	$2,578
Loans held for sale	73	59
Investment securities	535	516
Other interest income	37	34

Total interest income	3,205	3,187
Interest Expense
Deposits	606	675
Short-term borrowings	322	328
Long-term debt	474	535

Total interest expense	1,402	1,538

Net interest income	1,803	1,649
Provision for credit losses	485	177

Net interest income after provision for credit losses	1,318	1,472
Noninterest Income
Credit and debit card revenue	248	206
Corporate payment products revenue	164	147
ATM processing services	84	77
Merchant processing services	271	252
Trust and investment management fees	335	322
Deposit service charges	257	247
Treasury management fees	124	111
Commercial products revenue	112	100
Mortgage banking revenue	105	67
Investment products fees and commissions	36	34
Securities gains (losses), net	(251)	1
Other	559	159

Total noninterest income	2,044	1,723
Noninterest Expense
Compensation	745	635
Employee benefits	137	133
Net occupancy and equipment	190	177
Professional services	47	47
Marketing and business development	79	52
Technology and communications	140	135
Postage, printing and supplies	71	69
Other intangibles	87	94
Other	300	230

Total noninterest expense	1,796	1,572

Income before income taxes	1,566	1,623
Applicable income taxes	476	493

Net income	$1,090	$1,130

Net income applicable to common equity	$1,078	$1,115

Earnings per common share	$.62	$.64
Diluted earnings per common share	$.62	$.63
Dividends declared per common share	$.425	$.400
Average common shares outstanding	1,731	1,752
Average diluted common shares outstanding	1,749	1,780

U.S. Bancorp
Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2008	2007	2007

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$7,323	$8,884	$6,287
Investment securities
Held-to-maturity	72	74	83
Available-for-sale	41,624	43,042	40,508
Loans held for sale	5,241	4,819	4,075
Loans
Commercial	52,744	51,074	47,315
Commercial real estate	29,969	29,207	28,530
Residential mortgages	23,218	22,782	21,765
Retail	52,369	50,764	47,235

Total loans	158,300	153,827	144,845
Less allowance for loan losses	(2,251)	(2,058)	(2,027)

Net loans	156,049	151,769	142,818
Premises and equipment	1,805	1,779	1,818
Goodwill	7,685	7,647	7,585
Other intangible assets	2,962	3,043	3,215
Other assets	19,020	16,558	15,059

Total assets	$241,781	$237,615	$221,448

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$32,870	$33,334	$28,666
Interest-bearing	76,895	72,458	70,557
Time deposits greater than $100,000	28,505	25,653	18,837

Total deposits	138,270	131,445	118,060
Short-term borrowings	36,392	32,370	28,516
Long-term debt	36,229	43,440	44,698
Other liabilities	9,318	9,314	9,374

Total liabilities	220,209	216,569	200,648
Shareholders’ equity
Preferred stock	1,500	1,000	1,000
Common stock	20	20	20
Capital surplus	5,677	5,749	5,745
Retained earnings	23,033	22,693	21,660
Less treasury stock	(7,178)	(7,480)	(6,972)
Other comprehensive income	(1,480)	(936)	(653)

Total shareholders’ equity	21,572	21,046	20,800

Total liabilities and shareholders’ equity	$241,781	$237,615	$221,448